April 19, 2000

        DST SYSTEMS, INC. ANNOUNCES FIRST QUARTER 2000 FINANCIAL RESULTS

For the quarter ended March 31, 2000, DST's consolidated net income was $56.2 million ($.87 per diluted share) compared to first quarter 1999 net income of $33.6 million ($.52 per diluted share), a 67.3% increase in net income and a 67.3% increase in diluted earnings per share. First quarter 2000 results include an after tax gain of $6.9 million in connection with the settlement of a legal dispute related to a former equity investment and after tax gains of $4.9 million related to sales of marketable securities. Adjusting first quarter 2000 results for the effect of the settlement gain and securities sales, net income and diluted earnings per share would have been $44.4 million and $.69, respectively, an increase of 32.1% and 32.7%, respectively.

The following table summarizes the Company's revenues and income from operations by segment (dollars in millions):

                                                     Quarter ended
                                                        March 31,

    Revenues                                   2000                  1999
                                               ----                  ----

    Financial Services                         $147.8                $134.6
    Output Solutions                            155.2                 125.9
    Customer Management                          48.7                  48.2
    Investments and Other                         8.2                   8.2
    Intersegment eliminations                   (19.5)                (18.5)
                                                -----                 -----
                                               $340.4                $298.4
                                               ======                ======

    Income from operations

    Financial Services                          $35.8                 $29.2
    Output Solutions                             24.0                  15.7
    Customer Management                           2.5                   3.0
    Investments and Other                         1.4                   2.0
                                                 ----                  ----
                                                $63.7                 $49.9
                                                =====                 =====


Consolidated revenues increased $42.0 million or 14.1% over the prior year quarter, reflecting higher financial services and output solutions revenues. Consolidated income from operations totaled $63.7 million for the quarter, an increase of $13.8 million or 27.7% over the 1999 first quarter, primarily from increased operating earnings in financial services and output solutions segments.

Financial Services Segment

Financial Services Segment revenues for the quarter were $147.8 million, an increase of $13.2 million or 9.8% over first quarter 1999. U.S. revenues increased $16.7 million, or 16.3%, primarily from increases in mutual fund shareowner accounts processed. U.S. mutual fund shareowner accounts processed totaled 61.0 million at March 31, 2000, an increase of 8.2% from the 56.4 million serviced at December 31, 1999 and an increase of 18.2% from the 51.6 million serviced at March 31, 1999. Total retirement plan accounts increased 1.6 million or 9.2% to 19.0 million at March 31, 2000. Net new IRA accounts for the first quarter of 2000 were 1.2 million, of which approximately 42% were Roth or Educational IRA accounts. For the period April 1-17, 2000, mutual fund shareowner accounts serviced increased an estimated 0.7 million, of which approximately 43% were IRA accounts. 401(k) accounts serviced increased approximately 0.4 million or 12% to 3.8 million accounts at March 31, 2000. U.S. AWD(R) workstations licensed were 39,500 at March 31, 2000, an increase of 10.3% over year-end 1999 levels.

International revenues totaled $28.6 million for the first quarter 2000, a decrease of $3.5 million or 10.9% over comparable prior year quarter revenues. The decrease was attributable to a decline in professional service revenues and investment management software license revenues, partially resulting from customer Year 2000 software installation freezes that affected activity the first quarter of 2000. This decrease was partially offset by higher Canadian mutual fund processing revenues and an increase in international AWD software license and maintenance revenues. International AWD workstations licensed were 22,600 at March 31, 2000, an increase of 3.2% over year-end 1999 levels.

Financial Services Segment income from operations for the first quarter 2000 increased $6.6 million or 22.6% over the prior year quarter to $35.8 million, resulting in an operating margin of 24.2% compared to 21.7% for the prior year. Costs and expenses increased 4.4%, primarily from increased personnel costs necessary to support revenue growth. Depreciation and amortization costs increased $2.6 million or 17.4%, partially attributable to amortization of capitalized software development costs.

Output Solutions Segment

Output Solutions Segment revenues for the quarter ended March 31, 2000 were $155.2 million, an increase of $29.3 million or 23.3% over first quarter 1999. Revenue growth resulted from increased volume of images and statements produced from U.S. mutual fund shareowner account growth, and internal growth of existing customers primarily in the telecommunications and package delivery industries. Output Solutions Segment images produced in the first quarter 2000 increased 17.2% to 1.8 billion and statements mailed increased 18.3% to 485 million compared to the first quarter of 1999.

Output Solutions Segment income from operations for the first quarter increased $8.3 million or 52.9% over the prior year quarter to $24.0 million, resulting in an operating margin of 15.5% compared to 12.5% in the prior year quarter. Costs and expenses increased 19.6%, principally due to increased personnel costs to support revenue growth, increased product development costs and integration costs to standardize facilities and systems. Depreciation and amortization increased 11.3% in the first quarter 2000 to $7.9 million from additional capital equipment to support revenue growth.

Customer Management Segment

Customer Management Segment revenues for the quarter ended March 31, 2000 were $48.7 million, an increase of $0.5 million or 1.0% from the 1999 quarter. Processing and software service revenues increased $0.6 million or 1.3% and equipment sales decreased $0.1 million.

Customer Management Segment income from operations for the first quarter 2000 decreased $0.5 million to $2.5 million, resulting in an operating margin of 5.1%. Costs and expenses increased $0.5 million or 1.2%, primarily attributable to increased costs of international operations. Depreciation and amortization increased $0.5 million or 13.9%, primarily attributable to amortization of capitalized software development costs.

Investments and Other

Investments and Other Segment revenues were $8.2 million for the quarters ended March 31, 2000 and 1999. Segment revenues are primarily rental income for facilities leased to the Company's operating segments. Investments and Other Segment income from operations declined $0.6 million for the quarter ended March 31, 2000.

Equity in earnings (losses) of unconsolidated affiliates

The following table summarizes the Company's equity in earnings (losses) of unconsolidated affiliates (dollars in millions):

                                             Quarter ended
                                                March 31,

                                          2000            1999
                                          ----            ----
         BFDS                             $4.0           $2.7
         EFDS                               .3           (1.4)
         Argus                              .2             .9
         Other                             (.4)
                                          ----           ----
                                          $4.1           $2.2
                                          ====           ====

Increased earnings were recorded at BFDS from higher levels of mutual fund activity. EFDS results reflected an increase in accounts serviced to 2.3 million at March 31, 2000, which is 0.3 million or 15.0% above year-end 1999 and 0.7 million or 43.8% over March 31, 1999 levels. EFDS was positively affected by seasonal processing revenues related to U.K. retirement plan funding deadlines and non-recurring overflow processing performed for certain remote clients. EFDS continues to incur system development and conversion costs for FASTTM. Management believes that EFDS' results for the first quarter of 2000 are not indicative of their results for the remainder of the year. Argus' earnings decreased from the prior year quarter primarily from increased data processing costs and depreciation charges.

Other income, net

Other income was $21.3 million for the quarter ended March 31, 2000, compared to $1.7 million for the first quarter of 1999. The increase in Other income resulted from a $10.8 million pretax settlement of a legal dispute related to a former equity investment. The settlement agreement resolves all outstanding issues related to this former equity investment. Other income also includes $7.6 million of gains on sales of equity investments and $2.9 million primarily related to interest and dividend income.

Interest expense

Interest expense totaled $1.4 million for the quarter ended March 31, 2000, a decrease of $0.1 million from the prior year quarter. Average debt balances were lower in 2000 compared to 1999.

Income taxes

DST's effective tax rate was 35.9% for the quarter and year ended March 31, 2000 and 1999. The 2000 and 1999 tax rates were affected by tax benefits relating to certain international operations and recognition of state tax benefits associated with income apportionment rules.

Other Actions

During the quarter ended March 31, 2000, DST announced a new share repurchase program, which authorized the repurchase of an additional 4,000,000 shares of DST common stock. Of the additional 4,000,000 shares to be repurchased, 960,000 shares will be used to meet expected additional share requirements under various DST option, incentive and benefit plans. The balance of the additional shares will be repurchased from time to time and will be used for general corporate purposes. During the quarter ended March 31, 2000 no shares were repurchased under this program.

During the quarter ended March 31, 2000, DST purchased 530,000 shares of its common stock under its previously announced 4,175,000 share repurchase program. As of March 31, 2000, DST has purchased 1,370,000 shares since the program commenced. The shares purchased will be utilized for DST's stock award and stock option programs.

* * * *

The information and comments above may include forward-looking statements respecting DST and its businesses. Such information and comments are based on DST's views as of today, and actual results could differ. There could be a number of factors affecting future results, including those set forth in Form 8-K/A dated March 25, 1999 filed by DST with the Securities and Exchange Commission. All such factors should be considered in evaluating any forward-looking comment. The Company will not update any forward-looking statements in this press release to reflect future events.


                                DST SYSTEMS, INC.
                   CONDENSED CONSOLIDATED STATEMENT OF INCOME
                     (In millions, except per share amounts)
                                   (Unaudited)

                                               For the Three Months
                                                  Ended March 31,

                                         --------------------------------
                                               2000             1999
                                         --------------------------------

Revenues                                    $ 340.4          $ 298.4

Costs and expenses                            245.1            221.0
Depreciation and amortization                  31.6             27.5

ncome from operations                          63.7             49.9

Interest expense                               (1.4)            (1.5)
Other income, net                              21.3              1.7
Equity in earnings of
     unconsolidated affiliates                  4.1              2.2
                                         ---------------  ---------------

Income before income taxes and
     minority interests                        87.7             52.3

Income taxes                                   31.5             18.8
                                         ---------------  ---------------
Income before minority interests               56.2             33.5
Minority interests                                -             (0.1)
                                         ---------------  ---------------

Net income                                   $ 56.2           $ 33.6
                                         ===============  ===============

Average common shares outstanding              62.9             63.0
Diluted shares outstanding                     64.4             64.7

Basic earnings per share                     $ 0.89           $ 0.53
Diluted earnings per share                   $ 0.87           $ 0.52


DST Systems, Inc.
333 West 11th Street
Kansas City, MO
64105-1594

NYSE & CHX Symbol: DST
Contact:
Thomas A. McDonnell (816) 435-8684
President and Chief Executive Officer
Kenneth V. Hager (816) 435-8603
Vice President and Chief Financial Officer